[Letterhead of Hogan & Hartson L.L.P.]

Exhibit 8.1

February 19, 2003

Orbital Sciences Corporation
21839 Atlantic Boulevard
Dulles, Virginia 20166

Ladies and Gentlemen:

         We have acted as counsel to Orbital Sciences Corporation, a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-4 (the “Registration Statement”) and the prospectus included therein (the “Prospectus”), filed with the Securities and Exchange Commission and relating to the proposed offering (the “Exchange Offer”) of up to $135,000,000 in aggregate principal amount of 12% Second Priority Secured Notes due August 15, 2006 Guaranteed by Orbital International, Inc. (the “Exchange Notes”) in exchange for up to $135,000,000 in aggregate principal amount of the Company’s outstanding 12% Second Priority Secured Notes due August 15, 2006 Guaranteed by Orbital International, Inc. (the “Outstanding Notes”). In connection with the Registration Statement, we have been asked to provide you with our opinion on certain federal income tax matters. Capitalized terms used in this letter and not otherwise defined herein have the meanings set forth in the Prospectus.

         The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to changes by the IRS, Congress and the courts (as applicable), that might result in material modifications of our opinions. Such changes may be retroactive in effect. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel represents counsel’s best professional judgment as to the outcome on the merits with respect to a particular issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

         In rendering the following opinion, we have examined the Registration Statement and such other documents as we have considered necessary or appropriate as a basis for such opinion. For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents. We consequently have relied upon the information presented in such documents or otherwise furnished to us accurately and

Orbital Sciences Corporation
February 19, 2003

completely describes all material facts relevant to our opinion. We are not aware, however, of any material facts or circumstances inconsistent with the representations we have relied upon as described herein or other assumptions set forth herein.

         Moreover, we have assumed that, insofar as relevant to the opinions set forth herein:

         (i)  that (A) all of the representations and statements set forth in the above referenced documents, are true and correct and will continue to be true and correct, (B) any representation or statement made as a belief or made “to the knowledge of” or similarly qualified is correct and accurate and will continue to be correct and accurate without such qualification, (C) each of the documents that constitutes an agreement is valid and binding in accordance with its terms, and (D) all of the obligations imposed by the documents on the parties thereto, have been and will continue to be performed or satisfied in accordance with their terms;

         (ii)  the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

         (iii)  that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

         Based upon, subject to, and limited by the assumptions and qualifications set forth herein, and by the assumptions and qualifications contained in the Prospectus, we hereby confirm that the discussion under the caption “Certain Federal Income Tax Consequences” in the Prospectus is our opinion.

         This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We assume no obligation by reason of this opinion letter to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the effective date of the Registration Statement.

Orbital Sciences Corporation
February 19, 2003

         We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of the name of the firm therein. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.